Franklin Towers Enterprises, Inc.
5 Ash Drive
Center Barnstead, New Hampshire 03225

November 26, 2007

Zhengzhong Silkworm Industrial Development Co.
No. 8 Taij Road
Fuling District
Chongqing, China

Re: Letter of Intent

Gentlemen:

This Letter of Intent (this “Agreement”) shall set forth our mutual agreement regarding a transaction (the “Transaction”) whereby Franklin Towers Enterprises, Inc. or a wholly-owned subsidiary (the “Buyer”) shall acquire certain assets from Zhengzhong Silkworm Industrial Development Co. (the “Seller”), including without limitation, fixed assets, real estate holdings, intellectual property and a long term lease of approximately 15,000 acres of mulberry farms consisting of over 120,000,000 mulberry trees, in consideration for a purchase price to be mutually agreed upon after the Buyer has completed its due diligence investigation of the Seller and its assets. The assets shall be delivered to the Buyer free and clear of any liens and encumbrances.

The closing of the transactions contemplated by this Agreement is subject to the completion of the due diligence investigation of both parties, the execution and delivery of documentation appropriate for the Transaction in form and substance mutually acceptable to both parties, consents from the respective boards of directors of both companies and any third parties and the delivery of audited financial statements of the Seller in conformity with the rules and regulations of the Securities and Exchange Commission. Subject to the forgoing, it is the intent of the parties that definitive documentation with respect to the Transaction be executed and delivered and the Closing occur on such date to be mutually agreed upon by the parties. The parties shall use their best efforts to achieve same.
In consideration hereof, the Seller shall not, directly or indirectly, through any director, officer, member, manager, employee, agent, creditor, representative or otherwise (and each of said parties shall use reasonable efforts to insure such persons shall not directly or indirectly) (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any person or entity relating to (x) any business combination with respect to Seller or the business or assets of Seller; or (y) the sale of any of the assets and/or securities of Seller (an "Alternative Transaction"), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, regarding any Alternative Transaction, or furnish to any other person or entity any information with respect to the assets or business of Seller or its business for the purposes of pursuing a possible Alternative Transaction with any other party, or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other person or entity to do any of the foregoing. Seller shall promptly notify the Buyer of any proposal or inquiry made to it or any of its directors, officers, members, managers, creditors, employees, agents, representatives, or otherwise with respect to any of the foregoing.

Except as required by applicable law, neither party shall disclose nor permit its officers, representatives, agents or employees to discuss the existence or terms of this Agreement to any third party without the prior written consent of the other party.

The Seller shall enable the officers, independent certified public accountants, counsel, bankers and other representatives of the Buyer access to its properties, books, records, personnel, business and other commercial relationships, and will fully cooperate in order that the Buyer may have full opportunity to make such investigation as it reasonably desires to make of the Seller and its business.

If the foregoing accurately sets forth our agreement, please execute where indicated below and return a fully executed copy of this Agreement to our attention, whereupon this Agreement shall become a valid and binding agreement between us.

FRANKLIN TOWERS ENTERPRISES, INC.

By: /s/ Kelly Fan
Name: Kelly Fan
Title: President and Chief Executive Officer

AGREED AND ACCEPTED:

Zhengzhong Silkworm Industrial Development Co.

By: /s/ Zheng Xinzhong
Name: Zheng Xinzhong
Title: Chief Executive Officer